Exhibit 4.10

BHP Billiton Plc

Long Term Incentive Plan

Approved by shareholders at the AGM on 25.11.04, as amended and approved by shareholders at the AGMs on 21.10.10 and 16.11.10

BHP Billiton Plc

Long Term Incentive Plan

Table of Contents

1.	Purpose	1

2.	Definitions and interpretation	1
2.1	Definitions	1
2.2	Interpretation	5

3.	Invitation to participate	5
3.1	Invitations	5
3.2	Acceptance Form	6
3.3	Participants	6

4.	Performance Shares	6
4.1	Grant of Performance Shares	6
4.2	Exercise of Performance Shares	7
4.3	Exercise or Award Price	8

5.	Performance Hurdles	8

6.	Minimum Shareholding Requirement	8
6.1	Setting requirement	8
6.2	Application of Holding Lock	8
6.3	Shares already held	9
6.4	Enforcement by RemCo	9
6.5	Release Request	9

7.	Other provisions	9
7.1	New issues	9
7.2	Grant Period	9
7.3	Securities Dealing Group Level Document	9
7.4	Security Interest	9
7.5	Rounding	10
7.6	Exercise procedure	10
7.7	Lapse	10
7.8	Not transferable	10
7.9	Dividend Equivalent Payment	10

8.	Events	10

9.	Leaver Provisions	11
9.1	Uncontrollable Event	11
9.2	Retirement	11
9.3	Redundancy	11
9.4	Dismissal or Controllable Event	12
9.5	Termination by Mutual Agreement	12
9.6	Other Leavers	12
9.7	Global Mobility	12
9.8	Amounts owing by Participants	12

10.	Temporary or Unpaid Leave	13

11.	Breach, fraud or dishonesty	13

12.	Takeover, Reconstruction and Winding Up	13

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Long Term Incentive Plan

13.	Commencement	13

14.	Administration of the LTIP	13

15.	Amendment of the LTIP	14
15.1	Amendments	14
15.2	Shareholder approval	14
15.3	Minor Alterations	14
15.4	Listing Rules	15

16.	Issue limitations	15
16.1	10% in 10 years	15
16.2	5% in 10 years	15
16.3	Exclusions	15

17.	No interest or right until grant or exercise	15

18.	Ranking and Listing	15

19.	Capital Events	15
19.1	Variation of Capital	15
19.2	Adjustments	16
19.3	Notice of Variation	16

20.	Law, Listing Rules and the Constitution	16

21.	Rights of Participants	16

22.	Termination and suspension	16

23.	General	17
23.1	Costs and Expenses	17
23.2	Withholding	17
23.3	Data protection	17
23.4	Error in Allocation	18
23.5	Dispute	18
23.6	Notices	18
23.7	Governing Law	18

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BHP Billiton Plc

Long Term Incentive Plan

1.	Purpose

(a)	The LTIP is an integral part of the Company’s overall approach to competitive performance-based remuneration.

(b)	The LTIP is designed to develop a clear line of sight between business objectives and reward. It is intended to bind members of the senior management team at BHP Billiton through a global performance reward arrangement which ensures his or her focus on the achievement of the global business strategy of BHP Billiton, while providing equity in employee reward throughout the global business.

(c)	The LTIP is a long term incentive aimed at creating a stronger link between employee performance and reward and increasing shareholder value by enabling Participants to have a greater involvement with, and share in the future growth and profitability of, the Company.

2.	Definitions and interpretation

2.1	Definitions

In this LTIP the following terms have the following meanings:

Allocate means granting an option or other right to acquire unissued Shares, or if there is no such grant, the issue and allotment of Shares.

Award means the issue or transfer to a Participant of a Share on the terms set out in the LTIP.

Board means the board of directors of the Company from time to time.

Business Day means any day on which the London Stock Exchange is open for trading.

Company means BHP Billiton Plc, a company incorporated in England and Wales with registered number 3196209, whose registered office is at Neathouse Place, London SW1V 1BH, England.

Comparator Group means the entities determined by RemCo from time to time as appropriate comparator organisations to determine the Median TSR for each of the group or groups, which group or groups will be set out in the Invitation.

Constitution means the constitution of the Company.

Control Event means:

(a)	either:

(i)	a person (or a group of persons acting in concert) obtains control (as defined in section 840 of the Income and Corporations Taxes Act 1988) of the Company as a result of making an offer to acquire Shares; or

(ii)	transactions have occurred or will occur which have resulted in or will or are highly likely to result in:

(A)	changes in the identity of more than one half of the existing Board members; or

(B)	the appointment of new Board members such that more than one half of the Board is newly appointed; or

(C)	persons who were entitled to cast more than one half of the votes that could be cast at a Board meeting prior to the changes occurring not being entitled to cast more than one half of the votes after the changes have occurred,

BHP Billiton Plc

Long Term Incentive Plan

which the Board determines in its discretion, acting reasonably (and after obtaining written advice from a leading commercial Queens Counsel or other equivalent Senior Counsel), to constitute or be equivalent to a change of control for the purposes of the LTIP;

(b)	when a Court sanctions a compromise or arrangement for the purposes of or in connection with a scheme for the amalgamation of the Company with any other company or companies other than Limited under section 899 of the Companies Act 2006; or

(c)	when the Company passes a resolution for voluntary winding up or if an order is made for the compulsory winding up of the Company.

Controllable Event means resignation by a Participant from a Group Company.

Dismissal means termination of a Participant's employment with a Group Company for cause, including unlawful or serious misconduct, as determined by RemCo in its absolute discretion.

Dividend Equivalent Payment means the payment of an amount equivalent to the amount of dividends that would have been payable to a Participant on and from the start of the Performance Year as if a Share had been issued or transferred to the Participant on that date instead of a Performance Share being granted in accordance with this plan, and accruing until the date on which the Performance Share is exercised by or Awarded to the Participant in accordance with this plan.

Eligible Employee means an Employee nominated by OCE or RemCo and whom RemCo determines in its absolute discretion is to participate in the LTIP and who has not given or been given notice of termination of employment.

Employee means any person who is in full-time or part-time employment of a Group Company.

Event means the occurrence of one of the circumstances described in clauses 9 to 12.

Executive Director means a director of the Company who is also an employee of the Company.

Expected Value means the value of the Performance Shares at the time of grant, taking into account all relevant factors including the potential for Dividend Equivalent Payments, as determined by an independent expert appointed by RemCo.

Financial Year means a period of 12 months starting on 1 July in one year and ending on 30 June in the following year.

Grant Period means the period referred to in clause 7.2.

Gross Salary means an Employee’s gross annual salary base as at 30 June in any year either, as determined by RemCo in its discretion, in the currency of the jurisdiction in which the Employee is located or the US dollars equivalent, as calculated under the global net pay formula in operation at that time.

Group means the Company and its Subsidiaries from time to time and a Group Company means any one of them.

Group TSR means the lower of the TSR of the Group for the Performance Period (as determined by RemCo in respect of each grant of Performance Shares) and the Group TSR under the Limited LTIP for the Performance Period.

Holding Lock means a mechanism to prevent dealings with Shares issued or transferred to a Participant under the LTIP for the purposes of meeting any Minimum Shareholding Requirement.

BHP Billiton Plc

Long Term Incentive Plan

Holding Lock Period means the period from the date on which a Holding Lock is placed on Shares until the earlier of:

(a)	the date the Shares are no longer required to be subject to a Holding Lock to meet the Minimum Shareholding Requirement;

(b)	the date on which a Participant ceases to be employed by a Group Company or a Limited Group Company; or

(c)	the date RemCo approves a request to release the Holding Lock made by a Participant under clause 6.5.

Invitation means an invitation to participate in the LTIP in respect of a Performance Year in accordance with clause 3.1.

Joint Electorate Action has the meaning given in the Sharing Agreement.

Law means the laws of England and Wales and any applicable legislation of the jurisdiction in which an Eligible Employee is located at the time of receipt of an Invitation.

Limited means BHP Billiton Limited (ABN 49 004 028 077) whose registered office is at 180 Lonsdale Street, Melbourne, Victoria, Australia.

Limited Group means Limited and its subsidiaries from time to time as determined in accordance with English law and Limited Group Company means any one of them.

Limited LTIP means the Long Term Incentive Plan of Limited.

Listing Rules means the listing rules of the UK Listing Authority as amended from time to time.

London Stock Exchange means London Stock Exchange plc.

LTIP means the Long Term Incentive Plan of the Company.

Market Value means the market value of a Share on the relevant date as determined by RemCo in its discretion, but will not be less than the volume weighted average price of Shares over the 5 Business Days immediately prior to the relevant date.

Median TSR for a Comparator Group that comprises the constituents of a published index means the TSR of that index as determined by the RemCo. Median TSR for a Comparator Group that comprises a selected group of companies is calculated for the relevant performance period as follows:

(i)	the TSR for each company in the Comparator Group is calculated;

(ii)	the TSRs are ranked with each TSR in descending order;

(iii)	the percentile ranking of each Comparator Group company is calculated assuming the TSR occurs 10 times for each 1% of the comparator’s weighting;

(iv)	the Median TSR is determined based on the TSR of the Comparator Group company which occupies the 50th percentile.

Minimum Shareholding Requirement means the minimum value of Shares which a Participant must hold as determined by RemCo from time to time.

Non-Participation Form means a form by which an Eligible Employee can elect not to accept an Invitation in such form as RemCo may approve from time to time.

OCE means the Office of the Chief Executive.

Participant means an Eligible Employee who is deemed to have accepted an Invitation and to whom an award is made under the LTIP.

BHP Billiton Plc

Long Term Incentive Plan

PDMR has the meaning set out in the BHP Billiton Securities Dealing Group Level Document.

Performance Hurdles means the conditions relating to the performance of the Group (and the manner in which those conditions will be tested) for the purposes of determining the number of a Participant’s Performance Shares which may be Awarded or exercised, as set out in clause 5.

Performance Share means an option or a conditional right granted under clause 4 to acquire a Share on the terms set out in the LTIP for the relevant Performance Year, subject to the Performance Hurdles.

Performance Period means the 5 Financial Years (starting with the Performance Year) required for the purpose of determining the extent (if any) to which the Performance Hurdles have been made.

Performance Year means the Financial Year in respect of which Performance Shares for that year are granted.

Prohibited Period means a prohibited period as specified in the BHP Billiton Securities Dealing Group Level Document, during which trading in the Company’s securities is restricted.

Redundancy has the meaning contained in section 139 of the Employment Rights Act 1996.

Relevant Interest means where a Participant:

(a)	is the holder of securities;

(b)	has the power to exercise, or control the exercise of, a right to vote attached to securities;

(c)	has the power to dispose of, or control the disposal of, securities; or

(d)	is the holder of vested (but unexercised) Performance Shares where RemCo has set the amount payable upon exercise or Award of the Performance Shares at zero or a nominal amount.

RemCo means the Remuneration Committee of the Board as constituted from time to time.

Reporting Date means the date determined by RemCo in its absolute discretion after the end of the Performance Period, on which Participants are advised whether the Performance Hurdles for the relevant Performance Shares have been satisfied.

Retirement means the cessation of employment of a Participant with a Group Company where the Participant has notified the company of his or her intention to permanently leave the workforce and where it is reasonable for the RemCo to conclude in its absolute discretion that the Participant is genuinely and permanently leaving the workforce.

Security Interest means a mortgage, charge, pledge, lien or other encumbrance of any nature.

Shares means fully paid ordinary shares in the capital of the Company.

Sharing Agreement means the DLC Structure Sharing Agreement between the Company and Limited dated 29 June 2001.

Specified Percentage means the percentage determined by RemCo in its absolute discretion to be applied in the Vesting Schedule for each grant of Performance Shares.

Subsidiary means a body corporate which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006.

Tax includes any tax, levy, impost, deduction, charge, rate, contribution, duty or withholding which is assessed (or deemed to be assessed), levied, imposed or made by any government or any governmental, semi-governmental or judicial entity or authority together with any interest, penalty, fine, charge, fee or other amount assessed (or deemed to be assessed), levied, imposed or made on or in respect of any or all of the foregoing.

BHP Billiton Plc

Long Term Incentive Plan

Termination by Mutual Agreement means termination of a Participant’s employment with a Group Company that occurs as a result of a mutual agreement between the Participant and the Group Company.

Trustee means the trustee or trustees for the time being of any employee share ownership scheme or plan trust established by the Company, the beneficiaries of which include the Participants.

TSR means, in respect of an entity, the total shareholder return (including dividends) of the entity for the Performance Period, expressed as a percentage, as determined from time to time by RemCo.

Uncontrollable Event means death, serious injury, disability or illness which renders the Employee incapable of continuing employment with a Group Company on the same basis and in the same position as immediately prior to the serious injury, disability or illness occurring.

Unvested Performance Shares means Performance Shares which are not yet exercisable or have not yet been Awarded.

Vesting Schedule has the meaning set out in clause 5(c).

2.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise.

(a)	The singular includes the plural and conversely.

(b)	A gender includes all genders.

(c)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)	A reference to a person includes a body corporate, an unincorporated body or other entity and conversely.

(e)	A reference to a clause is to a clause of the LTIP.

(f)	A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by the LTIP.

(g)	A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it.

(h)	A reference to conduct includes any omission and any statement or undertaking, whether or not in writing.

(i)	A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

(j)	Mentioning anything after include, includes or including does not limit what else might be included.

3.	Invitation to participate

3.1	Invitations

(a)	RemCo may from time to time in its absolute discretion issue or cause to be issued Invitations on behalf of the Company to Eligible Employees. That Invitation will be in such form as RemCo determines from time to time and will include the following information:

(i)	the date of the Invitation;

(ii)	the name of the Eligible Employee to whom the Invitation is made;

BHP Billiton Plc

Long Term Incentive Plan

(iii)	the number of Performance Shares which are capable of being Awarded or becoming exercisable if Performance Hurdles are met;

(iv)	the Performance Hurdles;

(v)	whether an Award will qualify for a Dividend Equivalent Payment;

(vi)	the approximate Reporting Date in respect of the Performance Shares and the approximate dates for the exercise or Award of Performance Shares;

(vii)	any Minimum Shareholding Requirement applicable to the Eligible Employee; and

(viii)	the time period in which an Eligible Employee may elect not to accept the Invitation by returning a duly completed Non-Participation Form.

(b)	Invitations may be made by RemCo on a differential basis to Eligible Employees, different classes of Eligible Employees or to Eligible Employees within the same class, as the case may be.

(c)	Notwithstanding the issue of an Invitation by RemCo as provided for in clause 3.1(a), if circumstances arise which RemCo determines in its absolute discretion require changes to the items specified in clauses 3.1(a)(iii) to (viii) (but not to levels higher than the maximum amounts specified above or which would involve a decrease in the Performance Hurdles) for the current Performance Year, RemCo may make those changes and provide appropriate notification to the relevant employee.

3.2	Acceptance Form

(a)	An Eligible Employee who receives an Invitation will be deemed to have accepted an Invitation to participate in the Scheme unless the Eligible Employee returns a duly completed Non-Participation Form within the time period and as otherwise specified in the Invitation.

(b)	For the avoidance of doubt, RemCo in its sole discretion can refuse to allow an Eligible Employee to participate in the LTIP even though the Eligible Employee is deemed to have accepted the Invitation in accordance with clause 3.2(a).

(c)	A Participant who is deemed to have accepted an Invitation in accordance with clause 3.2(a) and who has received a revised Invitation in accordance with clause 3.1(c) will be deemed to have accepted the revised Invitation from the date the notification of that revised Invitation is received.

3.3	Participants

Provided no duly completed Non-Participation Form is received within the time period and as otherwise specified in the Invitation and subject to clause 3.2(b), and provided further that the Eligible Employee is then still in the full-time or part-time employment of a Group Company, the Eligible Employee will be entitled to participate in the LTIP according to its terms.

4.	Performance Shares

4.1	Grant of Performance Shares

(a)	Subject to clause 4.1(b), the Company will grant to each Participant the number of Performance Shares that RemCo determines in its absolute discretion as set out in the Invitation. A Participant will not pay anything for the grant of Performance Shares. Performance Shares will be granted on a date determined by RemCo which will be during the Grant Period.

BHP Billiton Plc

Long Term Incentive Plan

(b)	The maximum number of Performance Shares that may be granted to a Participant in any Performance Year is the number achieved by multiplying the Participant's Gross Salary by two and dividing that amount by the Expected Value.

4.2	Exercise of Performance Shares

(a)	Subject to clause 7.3, clauses 9 to 12 and the remainder of this clause 4.2, Performance Shares will become exercisable or be awarded if and to the extent that the Performance Hurdles applicable to those Performance Shares are met.

(b)	To the extent the conditions described in clause 4.2(a) are met, Performance Shares which are granted as options may only be exercised during a period determined by RemCo, which will start as soon as practicable after:

(i)	in the case of a Participant who is a Director or PDMR or the Company, the first non-Prohibited Period date after the Reporting Date; and

(ii)	in the case of other Participants, the first non-Close Period date after the Reporting Date and in each case, end 5 years after the start of the exercise period.

(c)	To the extent the conditions described in clause 4.2(a) are met, Performance Shares which are granted as conditional rights may only be Awarded on a date determined by RemCo, which will be on or as soon as practicable after:

(i)	in the case of a Participant who is a Director or PDMR or the Company, the first non-Prohibited Period date after the Reporting Date;

(ii)	in the case of other Participants, the first non-Close Period date after the Reporting Date; or

(iii)	if a Participant is prevented from dealing in securities on the dates specified in clause 4.2(c)(i) or clause 4.2(c)(ii) by reason of the BHP Billiton Securities Dealing Group Level Document, the first date after the Reporting Date on which the Participant is free to deal.

(d)	The maximum number of Performance Shares that a Participant may exercise in any Financial Year is the number achieved by multiplying the Participant’s Gross Salary for that Financial Year (or, if applicable, for the last Financial Year in which the Employee was employed by the Group) by four and dividing that amount by the Market Value on the date on which the Performance Shares are exercised.

(e)	The cap in clause 4.2(d) may only be exceeded where:

(i)	any Performance Shares are scheduled to lapse within six months of the exercise date, in which case all of those Performance Shares which are scheduled to lapse may be exercised; or

(ii)	where the Participant may be required to pay Tax on the Performance Shares prior to exercise, in which case RemCo may exercise its discretion to permit sufficient shares to be exercised to pay for that Tax.

(f)	Performance Shares which are exercised pursuant to this exception will continue to be counted for the purposes of clause 4.2(d).

(g)	Notwithstanding any other provision of this plan, no Performance Share will be exercisable for a period which is greater than 10 years from the date of the grant of the Performance Share.

BHP Billiton Plc

Long Term Incentive Plan

4.3	Exercise or Award Price

RemCo will set the amount which will be payable by a Participant upon Award or exercise of a Performance Share, which may be zero, a nominal amount or a higher amount.

5.	Performance Hurdles

The Performance Hurdles applicable to any Performance Period relating to Performance Shares shall be as follows provided that the relevant Comparator Group(s) and their relative weighting may be varied by the RemCo in its absolute discretion in respect of each grant of Performance Shares:

(a)	where, as at the end of Performance Period, the Group TSR is less than the Median TSR, the number of Performance Shares that shall be Awarded or become exercisable in accordance with clause 4.2 shall be zero;

(b)	where, as at the end of the Performance Period, the Group TSR is equal to or greater than the Median TSR, the number of Performance Shares that shall be Awarded or become exercisable in accordance with clause 4.2 will be as determined by the Vesting Schedule set out in clause 5(c); and

(c)	the Vesting Schedule shall specify the percentage of Performance Shares which will be Awarded or become exercisable in accordance with clause 4.2 depending on the percentage by which the Group TSR exceeds the Median TSR, as set out below:

Group TSR	% of Performance Shares which vest
– Is below Median TSR	0%

– Is equal to Median TSR	25%

– Exceeds Median TSR by the Specified Percentage per annum on a cumulative basis (Outperformance)	100%

– Is between Median TSR and Outperformance	Pro rata between 25% and 100% depending on position of performance between Median TSR and Outperformance

(d)	RemCo may determine, in its absolute discretion that, notwithstanding that the Group TSR is equal to or exceeds the Median TSR, all or some of the Performance Shares which would otherwise vest in accordance with clause 5(c) will not vest and will instead lapse.

6.	Minimum Shareholding Requirement

6.1	Setting requirement

RemCo may in its discretion determine that a Minimum Shareholding Requirement will apply to Participants and may determine the procedure and times for calculating such Minimum Shareholding Requirement.

6.2	Application of Holding Lock

If upon the exercise or Award of Performance Shares a Participant fails to meet the Minimum Shareholding Requirement, a Holding Lock will be applied by the Company to such number of Shares to be issued or transferred to a Participant under the LTIP as is necessary to meet that Minimum Shareholding Requirement, subject to a maximum limit of 25% of the number of Shares to be issued or transferred to the Participant in any one year. Each Participant agrees that any such Shares will be subject to a Holding Lock for the duration of the Holding Lock Period.

BHP Billiton Plc

Long Term Incentive Plan

6.3	Shares already held

For the purposes of determining whether a Participant meets the Minimum Shareholding Requirement, RemCo may take into account any Shares or shares in Limited in which the Participant shows to the satisfaction of RemCo he or she has a Relevant Interest.

6.4	Enforcement by RemCo

RemCo will be entitled to prescribe, take and enforce such action, steps or arrangements as it considers necessary, desirable or appropriate to enforce or give further effect to the provisions of clause 6.2 so as to ensure the Minimum Shareholding Requirement is satisfied.

6.5	Release Request

RemCo may in its discretion release the Holding Lock applied to all or some of a Participant’s Shares following a written request to do so made by a Participant on the grounds of hardship (other than exposure by the Participant to share price fluctuations) suffered or being suffered by that Participant.

7.	Other provisions

7.1	New issues

A Performance Share does not confer on a Participant the right to participate in new issues of Shares by the Company, including by way of bonus issue, rights issue or otherwise.

7.2	Grant Period

All grants of Performance Shares shall be made during the Grant Period which will be either:

(a)	the 42 days starting on any of the following:

(i)	the day after the announcement of the Company’s results to a regulatory information service;

(ii)	any day on which changes to the Law affecting such Performance Shares are announced, effected or made; or

(iii)	if RemCo cannot make any grant due to restrictions imposed by statute, order, regulation, government directions or the BHP Billiton Securities Dealing Group Level Document, within 42 days of the lifting of such restrictions; or

(b)	as soon as practicable after the annual general meeting for the Company and Limited is held.

7.3	Securities Dealing Group Level Document

All grants of Performance Shares, any exercise of Performance Shares and all Shares to be issued or transferred upon exercise or Award pursuant to the LTIP must be in accordance with and will be subject to the BHP Billiton Securities Dealing Group Level Document as amended or replaced from time to time.

7.4	Security Interest

Subject to clause 7.8, Participants will not grant any Security Interest in or over or otherwise dispose of or deal with any Performance Shares or any interest in them until the relevant Shares are either issued or transferred to that Participant, and any such Security Interest or disposal or dealing will not be recognised in any manner by the Company.

BHP Billiton Plc

Long Term Incentive Plan

7.5	Rounding

Where the number of Performance Shares to be granted is not a whole number, the number will be rounded down to the next whole number.

7.6	Exercise procedure

The manner in which Performance Shares may be exercised will be determined by RemCo from time to time.

7.7	Lapse

All Performance Shares which have not been exercised at the expiry of the relevant exercise period will lapse. If more than one such period applies, then the provision which results in the earliest lapse will prevail.

7.8	Not transferable

(a)	Except on the death of a Participant, Performance Shares may not be transferred, assigned or novated except with the approval of RemCo.

(b)	RemCo may in its discretion determine that where a Participant requests in writing, a Performance Share which is exercisable may be transferred to his or her spouse, civil or de facto partner, children or step-children under the age of 18 years, children of his or her civil or de facto partner under the age of 18 years, or to any trust for the benefit of those people provided that the Performance Share is exercised within 20 Business Days of the transfer. Where the Performance Share is not exercised within 20 Business Days of the transfer, the Performance Share will lapse.

7.9	Dividend Equivalent Payment

(a)	RemCo may authorise a Dividend Equivalent Payment in respect of a Share that is transferred or issued following the exercise or Award of a Performance Share.

(b)	The Dividend Equivalent Payment will be paid (less any tax, social security contributions or other levies) to a Participant as soon as reasonably practicable following the issue or transfer of a Share.

(c)	The Dividend Equivalent Payment will not be grossed up or otherwise adjusted to account for any Tax consequences which would have applied if the payment was actually the payment of a dividend.

(d)	The Dividend Equivalent Payment will be payable by any Group Company.

(e)	The Dividend Equivalent Payment will be paid to the Participant as directed by the Participant.

(f)	The Dividend Equivalent Payment will be paid in the local currency of the jurisdiction in which the Participant is located.

EVENTS

8.	Events

The provisions of clauses 9 to 12 apply on the occurrence of the relevant Event. Where there is any doubt as to whether a set of circumstances constitutes a particular Event or those circumstances may constitute one or more different Events, the relevant provision to be applied to those circumstances will be determined by RemCo in its absolute discretion.

BHP Billiton Plc

Long Term Incentive Plan

9.	Leaver Provisions

9.1	Uncontrollable Event

(a)	Where a Participant leaves the employment of a Group Company because of an Uncontrollable Event, then the Participant's Performance Shares will become immediately exercisable or be immediately Awarded (without satisfaction of the Performance Hurdles) and, where relevant, may be exercised by his or her personal representatives.

(b)	Subject to clauses 8 to 12, any Performance Shares which become exercisable at the time of the Uncontrollable Event under clause 9.1(a) may be exercised from the first non-Prohibited Period date after the Uncontrollable Event and ending 5 years after the start of the exercise period.

(c)	Clauses 4.2(d) and (e) (but not clauses 4.2(a), (b) or (b)) will apply to the exercise of any Performance Shares under this clause 9.1.

9.2	Retirement

(a)	Where a Participant leaves the employment of a Group Company because of Retirement:

(i)	the Participant shall retain the number of Unvested Performance Shares as calculated in accordance with the following formula:

RP = PS × M ÷ 60

Where:

RP is the number of Unvested Performance Shares retained by the Participant;

PS is the number of Unvested Performance Shares granted to the Participant in a Performance Year;

M, in any Performance Period, is the number of months, or part thereof, that have passed since the beginning of the Performance Period during which the Participant has been employed by a Group Company; and

(ii)	the balance of the Participant's Unvested Performance Shares not retained by the Participant in accordance with clause 9.2(a)(i), shall lapse.

(b)	Subject to clauses 8 to 12, all of the Participant's Unvested Performance Shares that are retained by the Participant in accordance with clause 9.2(a) will become exercisable or be Awarded in accordance with clause 4.2 (unless the Participant dies following Retirement, in which case the Unvested Performance Shares will become immediately exercisable and clauses 4.2(a), (b) and (b) shall no longer apply).

(c)	Subject to clauses 8 to 12, any Performance Shares which are exercisable in accordance with clause 9.2(b) will remain exercisable for the exercise period applying to those Performance Shares (provided that if the Participant dies following Retirement the exercise period for any Performance Shares which are exercisable in accordance with clause 9.2(b) shall start on the first non-Prohibited Period date after the Participant dies and end 5 years after the start of the exercise period).

9.3	Redundancy

If a Participant leaves the employment of a Group Company because of Redundancy, the provisions of clause 9.2 shall apply as if all references to “Retirement” are read as “Redundancy”.

BHP Billiton Plc

Long Term Incentive Plan

9.4	Dismissal or Controllable Event

If a Participant leaves the employment of a Group Company because of Dismissal or a Controllable Event then all of the Participant’s Unvested Performance Shares will lapse.

9.5	Termination by Mutual Agreement

If a Participant leaves the employment of a Group Company because of Termination by Mutual Agreement, the provisions of clause 9.2 will apply as if all references to “Retirement” are read as “Termination by Mutual Agreement”.

9.6	Other Leavers

Other than as specified in clauses 9.1 to 9.5 if a Participant leaves the employment of a Group Company for any reason, including where the business or company for which the Participant works is sold outside the Group, then RemCo in its discretion will determine the rights of a Participant to the exercise or Award of any Performance Shares (or the lapse of such Performance Shares), based on the general principle that the Participant will not be treated more favourably than would have been the case under clause 9.2 if the relevant event was a Retirement of the Participant.

9.7	Global Mobility

(a)	Where a Participant transfers employment to Limited or a subsidiary of Limited or any other company in which either the Company or Limited or both have an interest and which RemCo designates for this purpose (Connected Company), the Participant will:

(i)	not be treated for the purposes of the LTIP as leaving the employment of a Group Company until he or she is no longer employed by a Group Company, Limited, a subsidiary of Limited or the Connected Company; and

(ii)	maintain any unexercised Performance Shares granted under the LTIP and remain eligible to receive an award in respect of the current Performance Year in accordance with the LTIP.

(b)	After the transfer of a Participant to Limited or a subsidiary of Limited, the Participant will only be eligible to be invited to participate in the Limited LTIP in respect of any year after the Performance Year in which he or she transfers.

9.8	Amounts owing by Participants

Where a Participant owes any amount or amounts to the Company or any Group Company, including without limitation the outstanding balance of any loan account, any overpayment of holiday pay or wages, or any loss suffered by the Company or any Group Company as a result of any breach of contract, statutory duty or tort committed by the Participant, RemCo may, in respect of any Performance Shares granted to the Participant:

(a)	prevent the exercise of some or all of the Performance Shares;

(b)	determine that some or all of the Performance Shares are forfeited; or

(c)	reduce the number of Performance Shares which vest,

to take into account any such amounts.

BHP Billiton Plc

Long Term Incentive Plan

10.	Temporary or Unpaid Leave

Subject to applicable laws, if a Participant goes on temporary leave due to serious injury, disability or illness or for parental leave, long service leave or unpaid leave, RemCo may, in its absolute discretion, reduce the amount of the Participant’s Performance Shares (if any) capable of being Awarded or exercised for the Performance Period on a pro-rata basis to reflect the period of leave.

11.	Breach, fraud or dishonesty

If in the opinion of RemCo an Eligible Employee or Participant acts fraudulently or dishonestly or is in material breach of his or her obligations to any Group Company (or a Limited Group Company) then RemCo may in its absolute discretion determine that all the Participant’s Performance Shares will lapse and RemCo’s decision will be final and binding.

12.	Takeover, Reconstruction and Winding Up

Upon a Control Event occurring, then:

(a)	all Shares held by a Participant under the LTIP which are subject to a Holding Lock will be released; and

(b)	all Performance Shares which are not then exercisable or the Award of any Performance Shares which are not then Awarded will either:

(i)	require the prior approval by ordinary resolution of the shareholders of the Company and Limited as a Joint Electorate Action before they can be exercised or Awarded; or

(ii)	lapse or be cancelled if RemCo determines in its absolute discretion that a term of the Control Event is that holders of those Performance Shares have been or will be offered participation in an acceptable alternative employee share incentive scheme which is reasonably acceptable to RemCo in its absolute discretion.

GENERAL MATTERS

13.	Commencement

The LTIP will take effect on the date specified by RemCo, being a date on or following the date of resolution by the shareholders of the Company and Limited approving the LTIP.

14.	Administration of the LTIP

(a)	The LTIP will be administered by RemCo. RemCo will have power to delegate the exercise of its powers or discretions arising under the LTIP to any one or more persons (including, but not restricted to, a sub-committee of RemCo) for such period and on such conditions as RemCo may determine.

(b)	RemCo may at any time appoint or engage specialist service providers for the operation and administration of the LTIP.

(c)	RemCo will ensure a complete register of Participants is maintained to facilitate efficient management and administration and to comply with regulatory reporting requirements.

(d)	Shares to be provided under the LTIP may either be satisfied by the issue of new Shares or by the transfer of existing Shares.

BHP Billiton Plc

Long Term Incentive Plan

(e)	The LTIP may be administered in conjunction with an employee share ownership scheme or plan trust and for these purposes the Company may issue LTIP or grant options to the Trustee to facilitate the awards made under the LTIP. The transfer of a Share by the Trustee to a Participant will satisfy the obligation of the Company to issue or transfer a share to a Participant under the LTIP.

(f)	Where RemCo is required to make a determination or is entitled to exercise discretion in respect of the LTIP, that determination or discretion shall be exercised reasonably and in good faith.

15.	Amendment of the LTIP

15.1	Amendments

(a)	The Board, on advice from RemCo, may at any time and from time to time by resolution alter the LTIP.

(b)	Without limiting clause 15.1(a), the Board may alter the LTIP by creating sub-schemes based on the terms and conditions set out in the LTIP to apply to Eligible Employees employed in, resident in, or who are citizens of, countries other than United Kingdom in order to take account of securities, exchange control, taxation or employment laws or regulations, or similar factors, in countries in which the LTIP is to be implemented. The limits in clause 16 will apply to any such sub-scheme.

15.2	Shareholder approval

Subject to clause 15.3, any alteration to the LTIP which:

(a)	is to the advantage of Participants and which amends:

(i)	the definition of “Eligible Employee”;

(ii)	the limitations on the number of Shares which may be issued under the LTIP;

(iii)	any limit on benefits or any category of benefit that may be granted under the LTIP to any one Participant;

(iv)	the Vesting Schedule;

(v)	any rights attaching to the Performance Shares;

(vi)	the rights of the holders of Performance Shares in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company; or

(vii)	the terms of this clause 15.2; or

(b)	relates to directors of the Company participating in the LTIP,

will require the prior approval by ordinary resolution of the members of the Company and Limited as a Joint Electorate Action, provided that this does not relate to the creation of sub-schemes in accordance with clause 15.1.

15.3	Minor Alterations

Clause 15.2 will not apply to any minor alteration to benefit the administration of the LTIP or any alteration to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Company.

BHP Billiton Plc

Long Term Incentive Plan

15.4	Listing Rules

Any amendment to the LTIP is subject to any restrictions or procedural requirements relating to the amendment of the rules of an employee incentive scheme imposed by the Listing Rules.

16.	Issue limitations

16.1	10% in 10 years

The number of Shares which may be Allocated under the LTIP on any day must not exceed 10% of the combined issued ordinary share capital of the Company and Limited immediately before that day, when added to the total number of Shares which have been Allocated in the previous 10 years under the LTIP and any other employee share scheme operated by the Company or Limited.

16.2	5% in 10 years

The number of Shares which may be Allocated under the LTIP on any day must not exceed 5% of the combined issued ordinary share capital of the Company and Limited immediately before that day, when added to the total number of Shares which have been Allocated in the previous 10 years under the LTIP and any other discretionary share scheme adopted by the Company or Limited. This limit may be exceeded where vesting is dependent on the achievement of stretching performance criteria.

16.3	Exclusions

Where the right to acquire Shares is released or lapses without being exercised or Awarded, the Shares concerned are ignored when calculating the limits in this clause 16.

17.	No interest or right until grant or exercise

(a)	An Eligible Employee has no entitlement to be granted any Performance Shares unless and until such Performance Shares are granted.

(b)	An Eligible Employee has no entitlement to have a Performance Share exercised or Awarded other than as expressly provided in this LTIP.

(c)	Unless and until a Performance Share is exercised or Awarded and the relevant Shares are either issued or transferred to that Participant as a result of that exercise, a Participant has no interest in those Shares.

18.	Ranking and Listing

(a)	All Shares issued or transferred to a Participant under this LTIP, will, from the date of issue or transfer, rank equally with all other issued Shares. If necessary, the Company will apply for official quotation of these shares on each stock exchange on which Shares are quoted.

(b)	None of the Performance Shares will be listed for quotation on any stock exchange.

19.	Capital Events

19.1	Variation of Capital

If there are certain variations of the share capital of the Company including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, a demerger (in whatever form) or other distribution in specie, RemCo may make such adjustments as it considers appropriate under clause 19.2 in accordance with the provisions of the Listing Rules.

BHP Billiton Plc

Long Term Incentive Plan

19.2	Adjustments

An adjustment made under this clause will be to one or more of the following:

(a)	the number of Shares subject to any Performance Share;

(b)	the exercise price for a Performance Share; or

(c)	where a Performance Share has been exercised but no Shares have been issued or transferred following the exercise, the number of Shares which may be issued or transferred.

19.3	Notice of Variation

As soon as reasonably practicable after making any adjustment under clause 19.2, RemCo will give notice in writing of the adjustment to any Participant affected by it.

20.	Law, Listing Rules and the Constitution

The LTIP and all offers and issues of Performance Shares under the LTIP are subject to the Law, the Listing Rules and the Constitution, each as in force from time to time.

21.	Rights of Participants

Nothing in this LTIP or participation in the LTIP:

(a)	confers on any Eligible Employee or Participant the right to continue as an employee of any Group Company;

(b)	confers on any Employee the right to become or remain an Eligible Employee or Participant or to participate under the LTIP;

(c)	will be taken into account in determining a Participant’s salary or remuneration for the purposes of superannuation or other pension arrangements;

(d)	affects the rights and obligations of any Eligible Employee or Participant under the terms of their office or employment with any Group Company;

(e)	affects any rights which a Group Company may have to terminate the employment of an Eligible Employee or Participant or will be taken into account in determining an Eligible Employee’s or Participant’s termination or severance pay;

(f)	may be used to increase damages in any action brought against any Group Company in respect of any such termination; and

(g)	confers any responsibility or liability on any Group Company or its directors, officers, employees, representatives or agents in respect of any taxation liabilities of the Eligible Employee or Participant.

22.	Termination and suspension

(a)	Grants of awards under this LTIP may only be made for a period of 10 years commencing on the date on which the LTIP is approved by the Company’s shareholders. RemCo will, however, review the LTIP after it has been in effect for 5 years to ensure that it is still meeting its objectives and will report on that review to shareholders.

BHP Billiton Plc

Long Term Incentive Plan

(b)	RemCo may at any time, and at its complete discretion, suspend or terminate the LTIP without notice to Participants. The suspension or termination of the LTIP will not affect any existing grants of Performance Shares already made under the LTIP and the terms of the LTIP will continue to apply to such grants provided that, in the case of termination, all Shares then subject to a Holding Lock will be released from the Holding Lock on the date of termination or on such other date specified by RemCo.

23.	General

23.1	Costs and Expenses

The Company will pay all expenses, costs and charges in relation to the establishment, implementation and administration of the LTIP, including all costs incurred in or associated with the issue or purchase of Shares (except for Taxes which are payable by Participants and the exercise or Award price (if any) for the Performance Shares) for the purposes of the LTIP. Each Group Company will, if required by RemCo, reimburse the Company for any such costs and charges to the extent that they relate to its employees or former employees.

23.2	Withholding

(a)	If any person (not being the Participant) is obliged as a result of or in connection with the grant, vesting, exercise or Award of any Performance Shares or the payment of a Dividend Equivalent Payment to account for income tax or employment taxes under any wage, withholding or other arrangements or for any other tax, social security contributions or levy or charge of a similar nature, then that person is entitled to be reimbursed by the Participant for the amounts so paid or payable.

(b)	Where clause 23.2(a) applies, the Company is not obliged to pay the relevant amount or issue or transfer the relevant Shares to the Participant unless the relevant person is satisfied that arrangements have been made for reimbursement. Those arrangements may include, without limitation, the sale, on behalf of the Participant, of Shares issued or transferred or otherwise to be issued or transferred to the Participant and where this happens, the Participant will also reimburse the costs of any such sale (e.g. stamp duty, brokerage, etc.)

(c)	RemCo may require any Participant, as a condition of exercise or Award of any Performance Shares, to enter into an agreement transferring any liability of any Group Company to social security contributions in respect of those shares or options.

23.3	Data protection

By electing not to return a Non-Participation Form, each Participant consents to the holding and processing of personal data provided by the Participant to any Group Company for all purposes relating to the operation of the LTIP. These include, but are not limited to:

(a)	administering and maintaining Participants’ records;

(b)	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the LTIP;

(c)	providing information to future purchasers of the Company or the business in which the Participant works; and

(d)	transferring information about the Participant to a country or territory outside United Kingdom.

BHP Billiton Plc

Long Term Incentive Plan

23.4	Error in Allocation

(a)	If any Performance Share is provided under this LTIP in error or by mistake to a person (Mistaken Recipient) who is not the intended recipient, the Mistaken Recipient shall have no right or interest, and shall be taken never to have had any right or interest in that Performance Share and those Performance Shares will immediately lapse.

(b)	If any Dividend Equivalent Payment is paid under this LTIP in error or by mistake to a person who is not the intended recipient (Mistaken Recipient), the Mistaken Recipient shall have no right to retain that Dividend Equivalent Payment and the Company may take whatever steps it deems reasonably necessary to seek repayment of that Dividend Equivalent Payment.

23.5	Dispute

Any disputes or differences of any nature arising under the LTIP will be referred to RemCo and its decision will be final and binding in all respects.

23.6	Notices

Any notice or other communication under or in connection with the LTIP may be given by personal delivery or by sending it by post or fax or email, in the case of a company to its registered office (or any other address notified by that company from time to time ( Notified Address)) or the fax number (if any) of that registered office (or Notified Address), and in the case of an individual to their last known address, fax number, email address or, if they are a director or employee of a Group Company, either to their last known address, fax number or to the address of the place of business at which they carry out all or most of their duties, or to the fax number or email address relating to that address.

23.7	Governing Law

This LTIP and the rights of Eligible Employees and Participants under the LTIP are governed by the laws in force in England and Wales.